UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2020 (August 25, 2020)

Moxian, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37902	27-3729742
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Units B & C, 9/F, Block D Fuhua Tower 8 Chaoyangmen North Street Dongcheng District,

Beijing 100027 Peoples’ Republic of China

(address of principal executive offices) (zip code)

Tel: +86 (010) 5332 0602

(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MOXC	Nasdaq Capital Market

Item 1.01 ENTRY INTO A MATERIAL CONTRACT

On August 27, 2020, Moxian, Inc (the “Registrant”) entered into a Share Exchange Agreement, with Btab Group, Inc (“BTAB”) for the exchange of (a) 59,270,000 shares of the common shares of BTAB for 59,270,000 shares of its new common shares and (b) 50,000,000 shares of BTAB Class B shares for 50,000,000 of its new Class A Preferred Shares. The closing of this Agreement (the “Closing”) will be subject to several conditions, including a satisfactory due diligence and independent valuation of BTAB as well as the approval of its shareholders as well as that of the regulatory authorities. BTAB also agrees to secure a bona fide financing commitment of up to $50 million prior to the Closing. The Closing is expected to be not earlier than December 31, 2020.

BTAB was incorporated in the state of Delaware, United States of America in 2018 but its operations are mainly through subsidiaries in Australia. The BTAB group operates as the provider of affordable online technology to small businesses to allow them to compete in an underserved market segment in e-commerce.

A copy of the press release is attached as Exhibit A.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Exchange Agreement and Plan of Reorganization between Moxian, Inc, Btab Group Inc and the Shareholders of Btab Group, Inc dated August 27, 2020
99.1	Press Release dated August 27, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOXIAN, INC.

Date: August 27, 2020	By:	/s/ Hao Qinghu
	Name:	Hao Qinghu
	Title:	Chief Executive Officer